UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/19/2010

Thomas Properties Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-50854

Delaware	20-0852352
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

515 South Flower Street, Sixth Floor, Los Angeles, California 90071
(Address of principal executive offices, including zip code)

213-613-1900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 25, 2010, Thomas Properties Group, Inc. (the "Company") announced that on October 19, 2010 TPG/CalSTRS, LLC, a joint venture between Thomas Properties Group, LP and the California State Teachers' Retirement System ("CalSTRS"), closed a repayment and restructuring of mezzanine debt on Centerpointe I and II, a two-building complex comprising 422,000 square feet located in Fairfax County, Virginia.

TPG/CalSTRS has invested $40.0 million as new equity in Centerpointe, which was used to retire $46.6 million of mezzanine debt, realizing a 14.2% discount from the face amount of the debt which included releasing loan reserves of approximately $11.7 million held by the lenders to TPG/CalSTRS to use for capital needs at the property. This new equity, of which the Company contributed $2.0 million or 5%, is structured to provide a return that replicates the interest payment, LIBOR plus 1.97%, on the retired $46.6 million mezzanine debt as well as the priority of the mezzanine debt.

The Company has also negotiated an option for TPG/CalSTRS to repay the property's remaining $22.0 million of mezzanine financing at a 50% discount to its face amount plus a 21.7% participation in the value of the property above approximately $106.0 million. The lender will continue to be obligated to fund the remaining approximately $5.6 million of loan reserves for property needs. The referenced option may be exercised at any time between August 9, 2011 and February 9, 2013.

Item 7.01.    Regulation FD Disclosure

The Company issued a press release on October 25, 2010 to announce the completion of a repayment and restructuring of mezzanine debt on Centerpointe I and II described in Item 1.01 of this Form 8-K, a copy of which is furnished as an exhibit to this Form 8-K and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Properties Group, Inc.

Date: October 26, 2010	By:	/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.62	First Amendment to Loan Agreement between TPG-Centerpointe Mezzanine 3, LLC and WHSF Nevada, LLC
EX-10.63	Demand Pay-Off Letter between TPG-Centerpointe Mezzanine, LLC and Garrison Commercial Funding IV LLC
EX-10.64	Ninth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC
EX-99.1	Press Release of Thomas Properties Group, Inc. dated October 25, 2010